Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to (i) the reference to our firm under the caption “Experts” in the Post-Effective Amendments No. 1 to the Registration Statements on Form S-1 (Registration No. 333-130122 and Registration No. 333-125483) filed on May 11, 2006, (ii) the use of our report dated September 21, 2005 in the Post-Effective Amendments No. 1 to the Registration Statements on Form S-1 (Registration No. 333-130122 and Registration No. 333-125483) filed on May 11, 2006, and (iii) the use of our report dated October 13, 2006 in the related prospectus supplements filed on or about the date hereof of BPI Energy Holdings, Inc. for the registration of shares of its common stock.
/s/ Meaden & Moore, Ltd.
MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm
November 3, 2006
Cleveland, Ohio